Exhibit 10.23

Agreement Concerning Investment of Amphastar

Nanjing Pharmaceuticals Inc. in Innovative

Electronic Medical Equipment Project

Date: July 5, 2010

Location: Nanjing

Investment Agreement

Both parties of the agreement hereunder:

Party A: Management Committee of the Nanjing Economic and Technological Development Zone

Address: 100 Xingang Avenue, Nanjing

Party B: Amphastar Nanjing Pharmaceuticals Inc.

Address: 5/F, No.01 Old Industrial Plant, Nanjing Economic and Technological Development Zone

The Nanjing Economic and Technological Development Zone (hereinafter referred to as “Development Zone”) is a state-level economic and technological developmental zone officially recognized by the State Council. The Management Committee of the Nanjing Economic and Technological Development Zone (hereinafter referred to as the “Management Committee”) is an agency assigned by the Nanjing Municipal Government and granted full administrative power over the Nanjing Economic and Technological Development Zone.

Headquartered in Los Angeles, U.S.A., Amphastar Nanjing Pharmaceuticals Inc. is a specialty pharmaceutical company that is engaged in the manufacture of injectable and inhalation products as well as other drugs. Formerly the U.S. Applied Physics & Chemistry Laboratory, Amphastar Pharmaceuticals is now recognized by the pharmaceutical industry as a global leader in the research and production of biochemical medicines.

In May 2009, Amphastar Pharmaceuticals Inc. signed an “Investment Letter of Intent” with the Development Zone for a new pharmaceutical project including an investment of USD 33 million in the Phase I Heparin Project. Construction is soon to begin as the project has been registered with the State Administration of Industry & Commerce and the transfer of land use rights is now complete. Pursuant to stipulations of the “Letter of Intent Concerning the Investment Projects of Amphastar Pharmaceuticals Inc.,” Party B will be implementing Phase II of the Development Zone, namely the construction of the Electronic Medical Equipment Project. The Development Zone Committee [has committed] to create a favorable environment for investment and operation for this project. Through friendly consultation, the two parties hereto have reached the following agreement with respect to the Phase II project:

Article I: Project Synopsis

1.1 Products and Production

The investment project involves innovative electronic medical equipment, specifically a kind of hi-tech drug dispensing platform. By using this platform, it will be possible to secure a convenient and automatic means of dispensing a variety of drugs. The design production output for Phase I of the project is 100 million units of ancillary equipment.

This product has been patented in more than 100 countries.

1.2 Investment Scope and Construction Progress

As the principal investor in the project herein, Party B shall register an additional USD 30 million in capital in Phase I of the project.

The project is expected to commence in 2011.

1.3 Anticipated Investment Returns

According to Party B’s feasibility report projections, the project will yield annual sales of RMB 6.8 billion and annual tax revenues as high as RMB 137.5 million once the project is in full production.

Article II: Project Approval and Registration

2.1 Once the agreement herein is signed and takes effect, Party B shall provide the various documentation required for the approval of the Electronic Medical Equipment Project in accordance with the provisions of relevant laws and regulations, and shall submit a report to the Management Committee. The Management Committee shall accept and take charge of the approval for this project in accordance with the law, and shall endeavor to complete the relevant approval procedures before the end of December of 2010.

Article III: Environmental Protection

3.1 The environmental assessment procedures and the construction of environmental protection facilities shall be carried out in accordance with the relevant laws and regulations of the state.

Article IV: Construction Area

4.1 According to the actual demands with respect to the investment project, pursuant to the “Investment Intensity of Industrial Projects, etc.” of the state and Jiangsu Province as well as other relevant land management provisions, the Management Committee has agreed to provide approximate 75 Mu [1 Mu = 0.1647 acre] of land to be used for industrial construction in the Development Zone area coded B-9-3 for this project. See the figure attached for details.

4.2 After the project is approved, Party B shall enter into an official “Transfer Contract for the Right to the Use of State-owned Land” with the Development Zone in accordance with laws and regulations. Party B shall complete the investment and construction for this parcel of land in accordance with relevant provisions and requirements.

4.3 In consideration of the fact that the project herein is a key hi-tech biomedical project supported by the state with international hi-tech intellectual property rights and which complies with the state’s trajectory for industrial development, and because the tax revenue after the project’s completion will be high, the Management Committee [has decided to] support the use of land for the project by extending to Party B a discounted land price of RMB 128,000 / Mu [1 Mu = 0.1647 acre].

Article V: Infrastructure and Construction

5.1 The land to be provided by the Development Zone is a construction site that meets [the standards] of the “Seven Connections and One Leveling” (namely providing water supply, power supply, drainage, sewage, steam, natural gas and communications as well as clearing and leveling the site).

5.2 Project design and construction shall be carried out and implemented in accordance with relevant laws and regulations as well as the Development Zone’s administrative requirements for planning and construction.

5.3 The Management Committee is responsible for matters relating to examination and approval throughout the course of the construction project.

Article VI: Preferential Policies

For the purpose of encouraging the construction and operation of the project, there will be [a series of] preferential policies implemented in Phase I of the project. For details, see Article 6 of “Letter of Intent Concerning the Investment Projects of Amphastar Pharmaceuticals Inc.”

Article VII: Confidentiality Agreement

7.1 The two parties hereto shall engage one another in mutual trust and fairness as they fulfill the terms hereof.

7.2 For a period of two years from the date on which this investment agreement is signed, the two parties shall abide by the confidentiality agreement and shall not disclose any information to any third party for any reason whatsoever.

7.3 Each of the parties hereto shall ensure that its respective employees, managers, management executives, contractors, subcontractors and other relevant personnel follow this article.

Article VIII: Miscellaneous

8.1 For the purpose of ensuring the safe passage of personnel between the land parcel B-8-1 in the Phase I project and the land parcel B-9-3 in the Phase II project, upon completion of the construction of the project, Party A shall discuss with Party B the necessary initiatives and measures to be taken along Hengda Road for setting up relevant traffic signs and implementing partial traffic control.

8.2 The agreement herein shall take effect once it is signed and sealed by the representatives of the two parties hereto, after which it shall be made in quadruplicate with each party holding two copies.

8.3 The two parties may set up further agreements regarding any matters not covered hereunder.

Party A: Management Committee of Nanjing Economic and Technological Development Zone

[Seal] Management Committee of Nanjing Economic and Technological Development Zone

Representative:	[Signature] [illegible]

Party B: Amphastar Nanjing Pharmaceuticals Inc.

[Seal] Amphastar Nanjing Pharmaceuticals Inc.

Representative:	[Signature] Zhang Yongfeng

Date: , of the year 2010

Figure:

Street Lights Administrative Office
Hengtong Avenue
Xingye Road
Hua Ri
Xin Hua Ri
Hengda Road
Xinghe Road
Nanjing Xingang Construction & Development Co., Ltd.
Land info
X= 58496.00
Y= 37950.49
X=58568.17
Y=37953.33
75.5
278
X= 58496.00
Y= 38228.49
X= 58274.00
Y= 38228.49
375.50
4989.7M²
B-9-3
297.5
X=58277.74
Y=38320.90
X=58567.82
Y=38323.47